Exhibit 99.2

Date:	November 13, 2024

To:	MaxsMaking Inc.
Room 903, Building 2, Kangjian Business Plaza, No. 1288 Zhennan Road, Putuo District, Shanghai, China, 200331

Re:	Certain PRC Law Matters of MaxsMaking Inc.

Dear Sirs or Madams

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to MaxsMaking Inc. (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of A shares, par value $0.01 per share (the “A Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company’s proposed listing (the “Listing”) of the A Shares on the Nasdaq Stock Market LLC (the “Nasdaq”).

A. Documents and Assumptions

1.	In rendering this opinion, we have carried out due inquiry and examined copies of the Registration Statement and other documents, including but not limited to documents related to obtaining the Filing Notice (as defined below) (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below), the Company and appropriate representatives of the Company and the PRC Entities (as defined below).

2.	In rendering this opinion, we have assumed without further inquiry or investigation that (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Entities, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC” means the Chinese Securities Regulatory Commission;

“Encumbrance” means any lien, mortgage, pledge, charge, encumbrance, security interest, claim or any other third party right (collectively, the “Encumbrances”);

“Filing Notice” means the Notice of Filing for Overseas Listing of MaxsMaking Inc. as published on the CSRC website on July 8, 2024;

“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC;

“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by six PRC Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

“Material Adverse Effect” means a material adverse effect on the financial or trading position, condition (financial or otherwise), prospects, results of operations, business, management or general affairs of the Company.

“PRC Entities” means collectively, Zhejiang MaxsMaking Technology Co., Ltd. (“Zhejiang MaxsMaking”) and its wholly-owned or controlled subsidiaries (the “MaxsMaking Subsidiaries”): (1) Zhejiang Haodingduo Intelligent Industry Group Co., Ltd. (“Zhejiang Haodingduo Group”); (2) Shanghai Alliance Industry Co., Ltd.; (3) Shanghai Supreme Technology Co., Ltd.; (4) Zhejiang Alliance Arts and Crafts Co., Ltd.; (5) Haodingduo (Shanghai) Technology Co., Ltd.; (6) Shanghai Lvzao Intelligent Technology Co., Ltd.; (7) Shanghai Haodingduo Brand Management Co., Ltd.; (8) Haodingduo (Zhejiang) Network Technology Co., Ltd.; and (9) Zhumadian City Haoyi Craft Products Co., Ltd. (“Zhumadian Haoyi”), and each, a “PRC Entity”;

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

“Provisions on Private Lending Cases” means the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Laws in the Hearing of Private Lending Cases issued by the Supreme People’s Court of the PRC on August 25, 2015 and amended on August 19, 2020 and December 29, 2020;

“SAFE” means State Administration of Foreign Exchange;

“SAFE Circular 37” means Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles, as promulgated by the SAFE and took effect on July 4, 2014; and

“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the CSRC on February 17, 2023, and took effect on March 31, 2023.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Incorporation and Structure of PRC Entities

To the best of our knowledge after due inquiry, each of the PRC Entities is duly incorporated, validly existing and in good standing under the PRC Laws. Each of the PRC Entities has received all necessary Governmental Authorizations to own, lease and use its assets and properties and to conduct its business in the manner described in the Registration Statement and the Prospectus. There is no legal obstacle to the continued operation of each of the PRC Entities. Each of the PRC Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

The organizational structure of each PRC Entity is valid and in full compliance with the applicable PRC Laws. To the best of our knowledge after due inquiry, the articles of association of each PRC Entity have been duly approved and filed in accordance with the laws of the PRC and are valid. The business scope specified in the articles of association of each PRC Entities complies in all material respects with the requirements of all applicable PRC Laws. The operation of business by and the term of operation of the PRC Entities in accordance with the articles of association is in compliance in all material respects with applicable PRC Laws.

Each shareholder of each PRC Entity has obtained all Governmental Authorizations required under PRC Laws in relation to its ownership interest in such PRC Entity free and clear of all pledges, charges, restrictions upon voting or transfer or other Encumbrances or claims.

2.	PRC Regulatory Permissions

The Company and the PRC Entities have not implemented any monopolistic behavior and the Company’s business does not involve the collection of individual user data, implicate cybersecurity, or involve any other type of restricted industry. As of the date of this opinion, the Company and the PRC Entities have received from Governmental Agencies all requisite Governmental Authorizations needed to engage in the businesses currently conducted in China, and no Governmental Authorization has been denied, except for the overseas listing filing requirements from the CSRC, which the Company has completed for the Offering, neither the Company nor any of its PRC Entities is currently required to obtain any other Governmental Authorizations from Governmental Agencies before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, CAC, or any other relevant Governmental Agencies that is required for the Company’s operations or this offering (including offering securities to foreign investors).

(1)	CSRC Filing Requirement

According to the Trial Measure, as the PRC Entities accounted for more than 50% of the Company’s consolidated revenues, profit, total assets or net assets for the fiscal year ended October 31, 2023, and the key components of the Company’s operations are carried out in the PRC, this Offering will be considered an indirect offering and the Company is subject to the filing requirements under the Trial Measures in connection with the Offering.

The Company has completed the filing procedure for the Offering with the CSRC in compliance with the Trial Measures and the Filing Notice was published by the CSRC on its website on July 8, 2024. The main contents of the Filing Notice are as follows: (1) the Company proposes to issue not more than 2,875,000 ordinary shares and list them on Nasdaq in the United States; (2) from the date of issuance of this Filing Notice to the end of the overseas Offering and Listing, the Company shall, in accordance with the relevant provisions of the overseas issuance and listing of domestic enterprises, report any major event to the CSRC through the filing management information system; (3) the Company shall, within 15 working days after completing the overseas Offering and Listing, report the issuance and listing situation through the CSRC’s filing management information system; and (4) if the Company fails to complete the overseas Offering and Listing within 12 months as of the issuance date of the Filing Notice and intends to continue to proceed, it shall update the filing materials.

(2)	M&A Rules

The CSRC approval under the M&A Rules is not required in the context of the Offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) the Company established its PRC subsidiary, Zhejiang MaxsMaking, by means of direct investment rather than by merger with or acquisition of PRC domestic companies. In addition, on January 15, 2024, when Zhejiang MaxsMaking acquired 99% of equity in Zhejiang Haodingduo Group, Zhejiang Haodingduo Group is no longer a “domestic company” as defined under the M&A Rules, thus, this acquisition was not required to be approved by the Ministry of Commerce. We are of the opinion that the issue and sale of the A Shares by the Company and the Listing on the Nasdaq Capital Market, do not require any Governmental Authorization under the M&A rules. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(3)	Cybersecurity Review

The Measures for Cybersecurity Review (2021 version) (the “Cybersecurity Review”) iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Company and the PRC Entities are not among the “operators of critical information infrastructure” or “online platform operators”. The Company, through its subsidiaries, is engaged in the manufacture and sales of customized consumer goods, and neither the Company nor its subsidiaries is engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. Thus, we are of the opinion that the Company and its PRC Entities are not subject to the Cybersecurity Review.

3.	Legal Proceedings

To our best knowledge after due inquiry, as of the date hereof, none of the PRC Entities has been involved in any legal or administrative litigation that may have a Material Adverse Effect on the Company’s business, balance sheet, operating performance and cash flow.

To our best knowledge after due inquiry, (i) there has been no meeting convened and no order, petition or resolution passed for the winding-up, dissolution, liquidation, administration, amalgamation, reconstruction, reorganization, merger or consolidation or any analogous procedure of the PRC Entities, or the appointment of a receiver of their assets; (ii) there is no action or legal, administrative, arbitration or other proceedings pending in the PRC to which any of the PRC Entities is a party, which might result in the winding-up, dissolution or liquidation of any of the PRC Entities, or the appointment of a receiver in respect of any of their property or assets; (iii) no notice of appointment of any receiver, administrator, liquidator, trustee, custodian or other similar officer has been served in respect of any of the PRC Entities; (iv) none of the PRC Entities has taken any action nor have any steps been taken, or are being taken, or legal proceedings been started against any of the PRC Entities for the suspension, withdrawal, revocation or cancellation of the business license of any of the PRC Entities; and (v) no judgment has been rendered declaring any of the PRC Entities bankrupt or involved in an insolvency proceeding.

4.	Leased Property

The Company’s PRC subsidiary, Zhumadian Haoyi, currently occupies a facility for the manufacturing and display of products under a lease agreement, where the lessor does not possess the legal title certificate for that leased property. In accordance with the PRC Laws, this situation may result in the lease contract being deemed invalid, which would have Material Adverse Effect on the Company.

Furthermore, under PRC laws, all lease agreements are required to be registered with the local housing authorities. Currently, all of the lease agreements of the Company’s PRC subsidiary have not been registered with the relevant authorities, which would have adversely affected the Company.

5.	Transfer of funds among PRC companies

The Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations for ordinary production and business purposes. The Company or the PRC Entities have not been notified of any other restriction which could limit the Company’s PRC subsidiaries’ ability to transfer cash between them within PRC.

6.	Taxation

The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

7.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the British Virgin Islands that provide for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if such PRC courts decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands.

8.	Foreign Exchange Registration

As of January 10, 2024, the beneficial owners of the Company who are Chinese citizens have completed the filings of round-trip investment under SAFE Circular 37.

9.	Intellectual Property

Each of the PRC Entities has good and unencumbered title to such intellectual properties (including trademarks, patents, domain names, and copyrights, etc.) which are material to its operation and business.

To the best of our knowledge after due inquiry, (i) each of the PRC Entities owns, or has rights to use under license, all such intellectual properties free and clear in all material respects of all Encumbrances; (ii) there are no actions, suits or proceedings (legal, administrative, governmental, arbitral or otherwise) current, pending, or threatened in the PRC, which are against or affecting such intellectual properties, whether or not arising in the ordinary course of business, which would, individually or in the aggregate, have a Material Adverse Effect.

10.	No Sovereign Immunity

Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

11.	PRC Laws

All statements set forth in the Registration Statement and the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Business”, “Corporate History and Structure”, “Regulation” and ’‘Taxation” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. The foregoing opinion is further subject to the following qualifications:

1.	We express no opinion as to any laws other than the PRC Laws in force on the date of this opinion.

2.	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or the longer term with or without retrospective effect.

3.	This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

4.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[SIGNATURE PAGE]

Yours faithfully,

Beijing Dacheng Law Offices, LLP (Fuzhou)

/s/ QIUSHI LI	/s/ YANYU HUANG
QIUSHI LI	YANYU HUANG

/s/ SHUMIN ZHUANG	/s/ HUANHUAN YE
SHUMIN ZHUANG	HUANHUAN YE